EXHIBIT 99.2

MONDAY SEPTEMBER 25, 2:33 PM EASTERN TIME

PRESS RELEASE

IFF REVISES SALES AND EARNINGS ESTIMATES FOR 2000

INCREASES SHARE REPURCHASE PROGRAM BY AN ADDITIONAL $100 MILLION;
REDUCES DIVIDEND

NEW YORK--(BUSINESS WIRE)--Sept. 25, 2000--International Flavors & Fragrances Inc. ("IFF") (NYSE: IFF - news) announced today that:

o It is revising its sales and earnings estimates for the remainder of 2000 due to certain market trends and business issues that will impact results for the remainder of the year.
o The Company's Board of Directors has authorized the Company to increase its current share repurchase program by an additional $100 million (approximately 4 million shares at the current share price). The Company's existing program of 7.5 million shares, approved in April 2000, is approximately 50% complete. The Company expects to complete these share repurchase programs by the end of 2001.
o In order to increase the Company's financial flexibility, the Board of Directors has voted to reduce the current quarterly dividend from $0.38 per share to $0.15 per share, beginning with the fourth quarter 2000 dividend. The Company's third quarter dividend, with a record date of September 26, 2000, and a payment date of October 10, 2000, is unaffected by this change.

The Company noted that certain market trends and business issues are expected to impact results for the remainder of 2000. Sales continue to be affected by a number of factors, including adverse currency exchange rates, most notably against the Euro and other major European currencies, and weak business conditions in the Company's North America Flavor operations. In addition, Latin America sales in both flavors and fragrances are expected to be weaker than previously forecasted. In local currency, full year sales are now expected to increase 1% for the full year 2000; however, such local currency gains will be mitigated on translation into the stronger U.S. dollar. As a result, full year sales are now expected to decline 4% in comparison to 1999 levels.

Earnings per share for the third quarter 2000 are now expected to approximate $0.33 per share, compared to $0.48 per share in the prior year quarter. For the full year 2000, the Company expects that its earnings per share will approximate $1.55, compared to $1.79 reported for the full year 1999. The above earnings per share amounts exclude the effects of certain nonrecurring charges. When such charges are included, third quarter and full year 1999 earnings per share were $0.46 and $1.53, respectively, and full year 2000 earnings per share are expected to be $1.49

Mr. Richard A. Goldstein, chairman and chief executive officer of IFF, said, "We have reduced our expectations for the balance of the year based on detailed reviews with local and regional managers throughout the world. With today's announced acquisition of BBA, we intend to augment the work we have already done to review the structure and management of our business, and I can assure you that our actions will be comprehensive and swift. We are in the process of identifying areas in which we can focus our business towards higher-margin products in growth areas, while increasing our operating efficiencies. Our number one priority is to implement plans to improve IFF's performance. In the next few weeks, we plan to announce a detailed plan that better positions IFF for long-term, increased growth and profitability.

"Although operating results were not increasing commensurately, IFF continued to increase its dividend in prior years. Reducing the dividend will allow us to invest in the growth of our company, while maintaining a strong balance sheet as we capitalize on the opportunities available to us. We strongly believe that this decision is in the best interests of IFF as we seek to enhance value for our shareholders," concluded Mr. Goldstein.

IFF is the world's leading creator and manufacturer of flavors and fragrances used by others to impart or improve flavor or fragrance in a wide variety of products. The Company has sales, manufacturing and creative facilities in more than 35 countries worldwide with sales of $1.44 billion in 1999.

Cautionary Statement Under the Private Securities Litigation
Reform Act of 1995

Statements in this release that are not historical facts or information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause IFF's actual results to differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties with respect to IFF's business include general economic and business conditions, the price and availability of raw materials, and political and economic uncertainties, including the fluctuation or devaluation of currencies in countries in which IFF does business.

Financial Analyst Conference

There will be a financial analyst conference call today at 4:30 PM EDT. It can be monitored via the world wide web at www.IFF.com. The reservation number for the webcast is 16451802. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer.

Contact:

     IFF, New York
     Douglas J. Wetmore, 212/708-7145
       or
     Joele Frank, Wilkinson Brimmer Katcher
     Joele Frank / Barrett Godsey, 212/355-4449